Exhibit 99.1

AdCare Health Systems Provides Update on the Status of its First Quarter 2013 Quarterly Report and Releases Preliminary Unaudited Financial Data for First Quarter 2013

ATLANTA, GA--(May 17, 2013) - AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA), a leading long-term care provider, announced that, as expected, it did not file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (the “2013 First Quarter Report”) by the filing deadline of May 15, 2013 and would not be in a position to file such report by the extended filing deadline of May 20, 2013 afforded by Rule 12b-25 under the Securities Exchange Act of 1934, as amended. The Company is also furnishing in this release certain preliminary unaudited financial data for the quarter ended March 31, 2013. This data has not been reviewed by the Company’s independent registered public accounting firm.

As previously disclosed, the Audit Committee of the Company’s Board of Directors, in consultation with management, concluded that: (i) the Company’s previously issued financial statements for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 (the “Relevant Financial Statements”) should no longer be relied upon due to errors in the Relevant Financial Statements identified in connection with the audit of the Company’s financial statements for the year ended December 31, 2012; and (ii) the Company would restate the Relevant Financial Statements by amending its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 (the “2012 Quarterly Reports”). The Audit Committee initiated a further review of, and inquiry with respect to, the accounting and financial issues related to these and other potential errors and engaged counsel to assist the Audit Committee with such matters. The Audit Committee has completed its inquiry and, in connection therewith, assisted in the correction of certain errors relating to accounting and financial matters and identified certain material weaknesses in the Company’s internal control over financial reporting. These material weaknesses include, among other things, weakness in the Company’s ability to appropriately account for complex or non-routine transactions and in the quality and sufficiency of the Company’s finance and accounting resources.

In addition, Martin D. Brew resigned as the Company’s Chief Financial Officer on April 15, 2013, and Ronald W. Fleming commenced serving as the Company’s Chief Financial Officer on May 15, 2013.

The restatement process for the 2012 Quarterly Reports and the audit of the Company’s financial statements for the year ended December 31, 2012 is ongoing. In addition, Mr. Fleming, the Company’s new Chief Financial Officer, is in the process of becoming knowledgeable with respect to the Company’s business, operations, accounting and finances so that he may be in a position to provide the required certifications under the Sarbanes-Oxley Act of 2002 for the 2012 Quarterly Reports, the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”), and the 2013 First Quarter Report, among other things. As a result of the foregoing, the Company is unable to file its 2013 First Quarter Report within the prescribed period. The Company anticipates filing: (i) the 2012 Quarterly Reports and the Annual Report by June 30, 2013; and (ii) the 2013 First Quarter Report by July 15, 2013.

The Company anticipates the following with respect to the unaudited financial data for the quarter ended March 31, 2013 specified below:

•                  Total revenues for the quarter ended March 31, 2013 ranging from $56.0 million to $59.0 million;

•                  Net loss for the quarter ended March 31, 2013 ranging from $1.1 million to $2.2 million (excluding the special charge discussed below);

•                  Total assets at March 31, 2013 ranging from $225.0 million to $231.0 million;

•                  Total liabilities at March 31, 2013 ranging from $203.0 million to $209.0 million; and

•                  Total stockholders’ equity at March 31, 2013 ranging from $20.7 million to $22.2 million.

In connection with the restatement process and the Audit Committee’s review and inquiry, the Company has incurred, and will continue to incur, significant professional services costs and other expenses which will be recognized as a special charge in the first and second quarters of 2013. The Company anticipates that this special charge will be material and, for the quarter ended March 31, 2013, will be in the range of $1.2 million to $1.5 million.

The foregoing unaudited financial data does not consolidate the results of the five entities which own the five skilled nursing facilities located in Oklahoma which are managed by the Company (known as the “Oklahoma Entities”). During the first three quarters of 2012, the Company recognized the Oklahoma Entities as “variable interest entities” and, accordingly, consolidated their results with the results of the Company. During the course of the restatement process and the audit, the Company has determined that the Oklahoma Entities should not be recognized as variable interest entities and their results should not be consolidated with the results of the Company.

About AdCare Health Systems

AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a recognized provider of senior living and health care facility management. The Company owns and manages long-term care facilities and retirement communities, and since the Company’s inception in 1988, its mission has been to provide the highest quality of healthcare services to the elderly through its operating subsidiaries, including a broad range of skilled nursing and sub-acute care services. For more information about the Company, visit www.adcarehealth.com.

Forward-Looking Statements

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipates,” “continues,” “expects,” “forecasts,” “outlook,” “believes,” “estimates,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for any fiscal period and other corporate developments will depend upon a number of regulatory, economic, competitive and other influences, including those factors discussed in the “Risk Factors” section and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

Investor Contact:

Brett Maas, Managing Partner

Hayden IR, LLC

646-536-7331

brett@haydenir.com